EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Investor Relations	Carl Hymans
Tiens Biotech Group (USA), Inc.	G. S. Schwartz & Co.
Tel: +86-22-8213-7915	Tel: 212-725-4500
Fax: +86-22-8213-7667	Fax: 212-725-9188
Email: investor@tiens-bio.com	Email: carlh@schwartz.com
http://www.tiens-bio.com

TIENS BIOTECH GROUP (USA) REPORTS THIRD QUARTER RESULTS

NEW YORK - November 15, 2007 -Tiens Biotech Group (USA), Inc. (“the Company” or “Tiens”), (Amex: TBV), www.tiens-bio.com, announced financial results for the third quarter ended September 30, 2007.

Revenue for the third quarter of 2007 was $11.0 million compared to $19.2 million for the third quarter of 2006.

Net income for the third quarter of 2007 was $3.1 million, or $0.04 per share, compared to net income of $8.4 million, or $0.12 per share for the third quarter of 2006.

Revenue for the nine months ended September 30, 2007 was $41.6 million, compared to $50.2 million for the nine months ended September 30, 2006.

Net income for the nine months ended September 30, 2007 was $14.7 million, or $0.21 per share, compared to $20.4 million, or $0.29 per share for the same period in 2006.

Revenue by Region

For the third quarter of 2007, revenue in China was $3.4 million compared to $7.2 million for the third quarter of 2006. For the nine months ended September 30, 2007, revenue in China was $15.7 million, compared to $20.3 million for the nine months ended September 30, 2006.

Revenue for the third quarter of 2006 benefited from a special promotion conducted for distributors in China. No similar promotion was held during the third quarter of 2007, which contributed to the decrease in revenue for the period. Sales in China were also negatively impacted by increased government and media scrutiny on the direct selling industry, which the Company intends to pursue through its distributor in China, particularly following the enactment of the new direct selling regulations.

For the third quarter of 2007, international revenue was $7.6 million, compared to $11.9 million for the third quarter of 2006. For the nine months ended September 30, 2007, international revenue was $25.8 million, compared to $29.9 million for the first nine months of 2006.

In August of 2007, the General Administration of Quality Supervision, Inspection and Quarantine (AQSIQ) announced an ongoing national campaign in China against unsafe food and substandard products. The four-month special campaign against poor product quality was launched in response to a series of safety issues involving Chinese products worldwide. The campaign, which is currently scheduled to run to the end of the year, set detailed goals including the licensing of all food producers, monitoring of agricultural wholesale markets in all cities, inspection of suppliers of raw materials for exported products and assuring that agricultural products be free of five types of strong pesticides.

As a result of this campaign by the AQSIQ, there has been a general slow-down and backlog of export clearances for Chinese food products, which has resulted in Tiens experiencing significant delays in obtaining export clearance for its products, which are sold to its international affiliates. These delays have resulted in decreases in international revenues and several of Tiens’ international affiliates being unable to receive sufficient quantities of products to meet their demand. However, to date, no problems have been identified with any of Tiens’ products.

Other Highlights

Cost of sales for the third quarter of 2007 decreased to $3.1 million, or 39%, compared to $5.1 million for the same period in 2006. This decrease was primarily due to the corresponding decrease in revenue. Cost of sales for the nine months ended September 30, 2007 was $12.0 million, compared to $13.7 million for the same period in 2006, a decrease of 12.7%.

Gross profit for the third quarter of 2007 was $7.9 million compared to $14.1 million for the same period in 2006. The gross profit margin for the third quarter of 2007 was 72.0%, compared to 73.6% for the same period in 2006. Gross profit for the nine months ended September 30, 2007 was $29.6 million, compared to $36.5 million for the same period in 2006. The gross profit margin for the nine months ended September 30, 2007 was 71.2%, compared to 72.7% for the same period in 2006. These decreases reflect reductions in revenue for the third quarter and first nine months of 2007 and gross profit margins being lower for semi-finished products than for the finished products that the Company was still selling in 2006.

Selling, general and administrative expenses increased to $3.8 million for the third quarter of 2007, compared to $2.8 million for the same period in 2006. The selling and administrative expense as a percentage of sales was 34.5% for the third quarter of 2007 compared to 14.6% for the same period in 2006. Selling, general and administrative expenses were $10.4 million for the nine months ended September 30, 2007, compared to $8.6 million for the same period in 2006. The selling and administrative expense as a percentage of sales was 24.9% for the nine months ended September 30, 2007 compared to 17.2% for the same period in 2006. The increase in expenses reflect an increase in salary and depreciation expenses, and the increase in expenses as a percentage of sales was also due to the aforementioned decrease in sales.

As of September 30, 2007, Tiens had $110 million of retained earnings and total shareholders' equity of $139 million.

Jinyuan Li, Chairman, President and CEO of Tiens, said, “The current quarter reflects the challenges of the direct selling environment in China and exporting internationally. While there has been a general slow-down and backlog of export clearances for Chinese food items, we remain dedicated to maintaining the high quality of our products which have met all regulatory scrutiny. We will continue to strive to expand our market share in China and further establish the Tiens brand internationally.”

About Tiens Biotech Group (USA), Inc. www.tiens-bio.com.

Tiens Biotech Group (USA), Inc. (AMEX:TBV) conducts its business operations from Tianjin, People’s Republic of China. Tiens primarily engages in the research, development, manufacturing, and marketing of nutrition supplement products, including wellness products and dietary nutrition supplement products, and personal care products.

Tiens derives its revenues principally from product sales to affiliated companies in China and internationally in 63 countries. Since its establishment, Tiens has developed and produced 35 nutrition supplements, which include wellness products and dietary nutrition supplements. Tiens develops its products at its own product research and development center, which employs highly qualified professionals in the fields of pharmacology, biology, chemistry and fine chemistry. Tiens has obtained all required certificates and approvals from government regulatory agencies to manufacture and sell its products in China.

In China, Tiens conducts the marketing and sales of its products through its affiliated company, Tianshi Engineering. Tianshi Engineering markets and sells Tiens’ products in China through chain stores, domestic affiliated companies, and its 105 branches. Outside of China, Tiens sells its products to affiliated companies in 63 countries who in turn sell through an extensive direct sales force, or multi-level marketing sales force. The Company’s direct sales marketing program is subject to governmental regulation in each of these countries.

Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such forward-looking statements are not necessarily indicative of future financial results, and may involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to: (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; (iv) whether the Company continues to experience delays in the export clearance of its products; (v) whether Tianshi Engineering, the Company’s affiliate which sells its products in China, obtains a direct selling license in China; and (vi) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission which are available for review at http://www.sec.gov under "Search for Company Filings."

-Tables Follow-

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (Unaudited)

	Three months ended September 30		Nine months ended September 30
	2007	2006	2007	2006

REVENUE - RELATED PARTIES	$11,027,478	$19,187,748	$41,584,749	$50,203,306

COST OF SALES	3,089,791	5,066,051	11,979,984	13,714,739

GROSS PROFIT	7,937,687	14,121,697	29,604,765	36,488,567

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,801,914	2,803,859	10,353,397	8,641,512

INCOME FROM OPERATIONS	4,135,773	11,317,838	19,251,368	27,847,055

OTHER INCOME, NET	149,683	164,104	1,044,290	127,458

INCOME BEFORE PROVISION FOR INCOME TAXES
AND MINORITY INTEREST	4,285,456	11,481,942	20,295,658	27,974,513

PROVISION FOR INCOME TAXES	344,248	878,931	1,610,653	2,188,491

INCOME BEFORE MINORITY INTEREST	3,941,208	10,603,011	18,685,005	25,786,022

MINORITY INTEREST	848,212	2,167,747	3,970,791	5,396,570

NET INCOME	3,092,996	8,435,264	14,714,214	20,389,452

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	1,593,144	1,411,012	4,930,487	2,396,799

COMPREHENSIVE INCOME	$4,686,140	$9,846,276	$19,644,701	$22,786,251

EARNINGS PER SHARE, BASIC AND DILUTED	$0.04	$0.12	$0.21	$0.29

WEIGHTED AVERAGE NUMBER OF SHARES	71,333,586	71,333,586	71,333,586	71,333,586

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

A S S E T S

	September 30,
	2007	December 31,
	(Unaudited)	2006
CURRENT ASSETS:
Cash	$51,841,201	$54,270,065
Accounts receivable, trade - related parties, net of allowance for doubtful accounts of $75,456 and $86,776 as of September 30, 2007 and December 31, 2006, respectively	15,015,659	12,926,670
Accounts receivable, trade - third parties	18,817	18,135
Inventories	5,635,349	6,845,108
Other receivables	568,693	349,905
Other receivables - related parties	18,573,926	8,397,227
Employee advances	85,716	111,121
Prepaid expense	1,286,639	2,135,917
Loans receivable	3,497,238	3,223,809
Loans receivable - related party	27,714,328	25,640,000
Total current assets	124,237,566	113,917,957

Property, PLANT AND EQUIPMENT, net	34,205,418	30,511,319

OTHER ASSETS:
Intangible assets, net	3,061,331	510,183
Long-term prepaid expenses	1,629,810	3,807,539
Total other assets	4,691,141	4,317,722

Total assets	$163,134,125	$148,746,998

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y

	September 30,
	2007	December 31,
	(Unaudited)	2006
CURRENT LIABILITIES:
Accounts payable	$2,954,969	$4,123,105
Advances from customers - related parties	1,564,869	1,570,120
Wages and benefits payable	788,545	992,068
Other taxes payable	652,815	969,760
Other payables	630,328	500,213
Other payables - related parties	252,728	522,105
Dividend payable to minority interest	256,583	238,311
Current portion of long term debt, related party	2,130,000	2,130,000
Total current liabilities	9,230,837	11,045,682

LONG TERM DEBT, net of current portion, related party	5,332,742	6,397,742

Total liabilities	14,563,579	17,443,424

MINORITY INTEREST	9,505,594	11,883,323

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value, 260,000,000 shares authorized,
71,333,586 issued and outstanding, respectively	71,334	71,334
Paid-in-capital	8,842,009	8,842,009
Statutory reserves	9,420,783	9,420,783
Retained earnings	110,085,351	95,371,137
Accumulated other comprehensive income	10,645,475	5,714,988
Total shareholders' equity	139,064,952	119,420,251
Total liabilities and shareholders' equity	$163,134,125	$148,746,998

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES
REVENUE BY REGION
(Unaudited)

	Three months
	ended September 30,

	2007	2006	Change

China	$3,388,880	$7,240,485	-53.2%
International	$7,638,589	$11,947,263	-36.1%
Total	$11,027,478	$19,187,748	-42.5%

	Nine months
	ended September 30,

	2007	2006	Change

China	$15,736,494	$20,281,510	-22.4%
International	$25,848,255	$29,921,796	-13.6%
Total	$41,584,749	$50,203,306	-17.2%